Exhibit 3.14

CERTIFICATE OF LIMITED PARTNERSHIP

OF

MONITRONICS FUNDING LP

This Certificate of Limited Partnership of Monitronics Funding LP (the “Partnership”) is made, executed and dated as of January 12, 2007 by MI Funding GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership, pursuant to Sections 17-101 to 17-1111 of the Delaware Revised Uniform Limited Partnership Act, as amended.

FIRST:                   The name of the limited partnership is:

Monitronics Funding LP

SECOND:              The address of the Partnership’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:                  The name and the business mailing address of the sole general partner is:

MI Funding GP, LLC

2350 Valley View Lane, Suite 100

Dallas, TX 75234

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Limited Partnership as of the 12th day of January, 2007.

MI Funding GP, LLC
Its: General Partner

By:	/s/ Michael R. Meyers
Name: Michael R. Meyers
Title: Manager